Exhibit 99.1

COMPANY	Arthur W. Hicks, Jr.
CONTACT:	President and COO
(508) 533-4300

FOR IMMEDIATE RELEASE

CYBEX ANNOUNCES 2009 RESULTS

MEDWAY, MA, February 9, 2010 — Cybex International, Inc. (NASDAQ: CYBI), a leading manufacturer of premium exercise equipment for the commercial and consumer markets, today reported results for its fourth quarter and year ended December 31, 2009.

Net sales for the fourth quarter of 2009 were $34.8 million compared to $39.3 million for the corresponding 2008 period, a 12% decrease. The Company reported net income for the fourth quarter of 2009 of $1.0 million or $0.06 per diluted share, compared to a net loss of $10.9 million, or $0.62 per diluted share, for the corresponding 2008 period. Fourth quarter 2008 results include the goodwill impairment charge described below.

For the year ended December 31, 2009, net sales were $120.5 million compared to $147.9 million for 2008, a 19% decrease. The net loss for the year ended December 31, 2009 was $2.4 million, or $0.14 per diluted share, compared to a net loss of $9.1 million, or $0.52 per diluted share, for 2008.

The 2008 results include a fourth quarter non-cash non-deductible goodwill impairment charge of $11.3 million, or $0.64 per diluted share, principally triggered by declines in the Company’s stock price in the period.

John Aglialoro, Chairman and CEO stated, “I am pleased CYBEX achieved a profit in Q4 despite a sales decline. I am optimistic that our focus on market segments in addition to our traditional fitness club customers is the best course for the future. We will continue to work hard to meet the needs of fitness clubs but I am confident that many other types of customers will value the science-backed results that CYBEX products offer. We will continue to make cost effective investments to reach these markets, which we believe will generate profitable incremental sales in the years to come.”

The Company will hold a conference call today. If you cannot participate in the call but wish to listen to it, you may login at CYBEX’s website at www.cybexintl.com. Under the category Company, click on Press, scroll to bottom and select Q4 Earnings Release Conference Call.

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About CYBEX

Cybex International, Inc. is a leading manufacturer of premium exercise equipment for commercial and consumer use. The CYBEX product line, including a full range of strength and cardio training machines, is designed using exercise science to reflect the natural movement of the human body. Led by the Cybex Institute for Exercise Science, CYBEX fitness equipment is engineered to produce optimal results for users from the first-time exerciser to the professional athlete. Products are available for a wide range of facilities, from commercial health clubs to home gyms, and are sold in more than 85 countries worldwide. For more information on CYBEX and its product lines, visit the Company’s website at www.cybexintl.com.

This news release may contain forward-looking statements. There are a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made above. These include, but are not limited to, competitive factors, technological and product developments, market demand, economic conditions, the resolution of litigation involving the Company, and the ability of the Company to comply with the terms of its credit facilities. Further information on these and other factors which could affect the Company’s financial results can be found in the Company’s previously filed Report on Form 10-K for the year ended December 31, 2008, its Reports on Form 10-Q, its Current Reports on Form 8-K, and its proxy statement dated March 26, 2009.

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CYBEX INTERNATIONAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(unaudited)

	Three Months Ended		Year Ended
	December 31, 2009	December 31, 2008	December 31, 2009	December 31, 2008

Net sales	$34,811	$39,260	$120,474	$147,929

Cost of sales	23,005	27,650	84,466	99,940

Gross profit	11,806	11,610	36,008	47,989

As a percentage of sales	33.9%	29.6%	29.9%	32.4%

Selling, general and administrative expenses	9,748	10,081	37,680	42,321

Goodwill impairment charge	—	11,247	—	11,247

Operating income (loss)	2,058	(9,718)	(1,672)	(5,579)

Interest expense, net	366	245	1,274	1,176

Income (loss) before income taxes	1,692	(9,963)	(2,946)	(6,755)

Income taxes (benefit)	699	911	(509)	2,333

Net income (loss)	$993	$(10,874)	$(2,437)	$(9,088)

Basic net income (loss) per share	$.06	$(0.62)	$(0.14)	$(0.52)

Diluted net income (loss) per share	$.06	$(0.62)	$(0.14)	$(0.52)

Shares used in computing basic net income (loss) per share	17,101	17,539	17,175	17,465

Shares used in computing diluted net income (loss) per share	17,133	17,539	17,175	17,465

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CYBEX INTERNATIONAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(unaudited)

	December 31, 2009	December 31, 2008
ASSETS

Current assets:

Cash and cash equivalents	$6,879	$1,628

Accounts receivable, net	16,815	18,735

Inventories	10,054	13,465

Prepaid expenses and other	1,216	2,249

Deferred tax asset	5,040	4,685

Total current assets	40,004	40,762

Property and equipment, net	31,835	36,551

Deferred tax asset	8,815	8,698

Other assets	7,981	5,290

	$88,635	$91,301

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:

Current maturities of long-term debt	$2,415	$1,882

Accounts payable	4,436	5,965

Accrued expenses	12,046	11,986

Total current liabilities	18,897	19,833

Long-term debt	15,191	16,606

Other liabilities	11,438	9,411

Total liabilities	45,526	45,850

Stockholders’ equity	43,109	45,451

	$88,635	$91,301

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